Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

SEQUANS COMMUNICATIONS S.A.

(Name of Subject Company (issuer))

RENESAS ELECTRONICS EUROPE GMBH

(Offeror)

a wholly-owned subsidiary of

RENESAS ELECTRONICS CORPORATION

(Parent of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$179,311,632.74	0.00011020	$19,760.14

Fees Previously Paid	$0		$0

Total Transaction Valuation	$179,311,632.74

Total Fees Due for Filing			$19,760.14

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$19,760.14

*

Estimated for purposes of calculating the amount of the filing fee only, in accordance with Rule 0-11(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Calculated by adding: (a) 226,301,630 ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), of Sequans Communications S.A. (“Sequans”), of which 226,145,422 Ordinary Shares are represented by issued and outstanding American Depositary Shares of Sequans (each of which represents 4 Ordinary Shares) (each, an “ADS,” and collectively, the “ADSs”), which is the difference between (i) 234,200,650 Ordinary Shares issued and outstanding and (ii) 7,899,020 Ordinary Shares represented by ADSs held by Renesas Electronics Corporation (“Renesas”), multiplied by U.S. $0.7575, the offer price per Ordinary Share; (b) 16,760,162 Ordinary Shares subject to issuance pursuant to unvested restricted share awards multiplied by U.S. $0.7575, divided by (i) U.S. $17.5106, which is the Renesas common stock, as reported on the Tokyo Stock Exchange, calculated using an exchange rate of 147.10 yen per U.S. dollar as of September 7, 2023, multiplied by (ii) 130%; (c) 897,083 Ordinary Shares subject to issuance pursuant to outstanding vested warrants with an exercise price of less than U.S. $0.7575 per Ordinary Share, multiplied by U.S. $0.1087, which is U.S. $0.7575 minus the weighted average exercise price for such warrants of U.S. $0.6488 per Ordinary Share; (d) 1,492,917 Ordinary Shares subject to issuance pursuant to outstanding unvested warrants with an exercise price of less than U.S. $0.7575 per Ordinary Share, multiplied by U.S. $ 0.2135, which is U.S. $0.7575 minus the weighted average exercise price for such warrants of U.S. $0.5440 per Ordinary Share; and (e) 9,392,986 Ordinary Shares subject to issuance pursuant to outstanding warrants with an exercise price of €0.02 per Ordinary Share, multiplied by U.S. $0.7361, which is U.S. $0.7575 minus the U.S. $0.0214 exercise price per Ordinary Share for such warrants, calculated using an exchange rate of 0.9341 Euros per U.S. dollar as of September 7, 2023. The calculation of the filing fee is based on share information provided by Sequans as of September 7, 2023, except for the number of Ordinary Shares beneficially owned by Renesas, which was determined by Renesas.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Exchange Act, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.